Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 filed November 5, 2021) pertaining to the 2021 Incentive Award Plan and 2021 Employee Stock Purchase Plan of Solo Brands, Inc. of our reports dated July 2, 2021, with respect to the consolidated financial statements of Solo Stove Holdings, LLC and the consolidated balance sheet of Solo Brands, Inc. included in its Registration Statement (Form S-1 No. 333-260026) of Solo Brands, Inc. for the registration of shares of its common stock, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

November 5, 2021